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                                                                    EXHIBIT 99.1


              CHESTER BANCORP, INC. ANNOUNCES 1ST QUARTER EARNINGS

Chester, Illinois - (April 29, 2003) - Chester Bancorp, Inc. (Nasdaq Symbol:
CNBA), the holding company for Chester National Bank and Chester National Bank of Missouri, today announced unaudited earnings for the quarter ended March 31, 2003. Unaudited net income was $122,228 (or $.16 per share based on average shares outstanding of 758,200) for the three month period, as compared to $247,014 (or $.30 per share based on average shares outstanding of 836,973) for the same period in 2002. The provision for loan loss was zero for both three month periods ended March 31, 2003 and 2002. Total assets at March 31, 2003 were $112,012,455 as compared to $111,886,040 at March 31, 2002.

On April 11, 2003, Chester Bancorp, Inc. announced a tender offer to purchase up to 500 shares of its common stock from each of its shareholders, at a price of $22.00 per share. Upon completion of the tender offer, Chester Bancorp, Inc. intends to deregister its common stock with the Securities and Exchange Commission (the "SEC") if it has fewer than 300 shareholders of record.

This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any shares of Chester Bancorp, Inc.'s common stock. The offer is being made solely in the Offer to Purchase dated April 11, 2003 and related letter of transmittal and documents filed with the SEC.